Exhibit 23.1

Jacqueline Jamin Drohan
Drohan Lee	T: (212) 710-0019
jdrohan@dlkny.com

June 9, 2025

OSR Holdings, Inc.

10900 NE 4th Street, Suite 2300

Bellevue, WA 98004

Re:	OSR Holdings, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We currently act as counsel for the OSR Holdings, Inc. f/k/a Bellevue Life Sciences Acquisition Corp., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale by White Lion Capital LLC dba White Lion GBM Innovation, a Nevada limited liability company (“White Lion”), of up to 14,411,000 shares of the common stock, par value $0.0001 per share (the “Shares”) pursuant to that certain Common Stock Purchase Agreement and Registration Rights Agreement both dated as of February 25, 2025 as amended and restated as of May 6, 2025, by and between the Company and White Lion (collectively, the “ELOC Agreement”).

This opinion is being furnished in connection with the requirements of Item 60I (b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or any prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

For the purpose of rendering this opinion, we have examined and relied upon the Registration Statement and the prospectus contained therein, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(I)	When issued and paid for in accordance with the terms of the ELOC Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is qualified to the extent that the enforceability of any document or instrument may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

Drohan Lee LLP I 5 Penn Plaza, New York, NY 10001main: (212) 110-0000 www.dlkny.com

Drohan Lee	Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is rendered solely for your benefit in connection with the purposes set forth herein and may not be relied upon by any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

Drohan Lee LLP